Exhibit 99.2

Cutera Appoints Katherine Zanotti and Joseph Whitters to its Board of Directors

February 20, 2019

BRISBANE, Calif., Feb. 20, 2019 (GLOBE NEWSWIRE) -- CUTERA, INC., (Nasdaq: CUTR) (“Cutera” or the “Company”) a leading provider of laser, light and other energy-based aesthetic systems for practitioners worldwide, announced today the appointment of two new independent members to its Board of Directors, Katherine S. Zanotti and Joseph E. Whitters. The Company also expects to nominate Ms. Zanotti and Mr. Whitters for election at Cutera’s 2019 Annual Meeting of Stockholders.

“We’re delighted to welcome Kay and Joe to our Board,” said J. Daniel Plants, Chairman of Cutera. “Their skills and experience complement that of our current Directors, strengthening the Board and Company as we execute on our operational improvement initiatives and pursue our growth strategy. Cutera is committed to robust corporate governance, including regular evaluation and enhancement of our Board’s composition, seeking the optimal mix of skills, expertise and experience to provide strategic direction and oversight of the Company.”

About Katherine Zanotti

Katherine S. Zanotti served as chief executive officer of Arbonne International from August 2009 until her retirement June 2018 following the sale of the company to Groupe Rocher. Ms. Zanotti has also served as Chairman of Natural Products Group (the holding company of Arbonne, Natures Gate, and Levlad) since March 2010. From July 2002 to March 2006, she served as senior vice president of marketing at McDonald’s Corporation. Ms.

Zanotti is a retired vice president of the Procter & Gamble Company and most recently served as vice president and general manager of the North American pharmaceutical business and the corporate women’s health platform. Zanotti currently serves on the Board of Exact Sciences (NASDAQ: EXAS) and on the Board of Trustees of Xavier University. She previously served as a director of Hill-Rom Holdings, Inc., a worldwide manufacturer and provider of medical technologies and related services; Mentor Corporation, a medical device company; Alberto Culver Company, a personal care products company; and Third Wave Technologies, Inc., a molecular diagnostics company. She earned a bachelor’s degree in economics and studio fine arts from Georgetown University and an MBA in marketing and finance from Xavier University.

About Joseph Whitters

Joseph E. Whitters has been an advisor to Frazier Healthcare, a private equity firm, since 2005. From 1986 to 2005, Mr. Whitters served in various capacities with First Health Group Corp., a publicly traded managed care company, including Chief Financial Officer and most recently as an Executive Vice-President. Prior to that Mr. Whitters was with United Healthcare and Overland Express and began his career at Peat Marwick (now KPMG). Mr.

Whitters currently serves as a member of the board of directors of Accuray, Inc. (NASDAQ: ARAY), InfuSystem Holdings, Inc. (ASE: INFU) and lead independent director of PRGX Global, Inc. (NASDAQ: PRGX). Previously, Mr. Whitters served on the boards of directors and audit committees of various public companies, including Analogic Corporation, Air Methods Corporation, Mentor Corporation and Omnicell Technologies. Mr. Whitters has also been an advisor or board member of several private companies. Mr. Whitters holds a B.A. in Accounting from Luther College.

For more information about Cutera and its products, visit www.Cutera.com.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

Cutera, Inc.

Matthew Scalo

VP, Investor Relations and Corporate Development 415-657-5500

mscalo@cutera.com

Source: Cutera, Inc.